Exhibit 10.24

November 20, 2011

Vernon Johnson

Re: Employment Terms

Dear Vernon:

I am pleased to extend this offer of employment to be the President of the Cambium Learning – Voyager business and as a member of the Board of Directors of the Company. Both positions are subject to the approval of the Board of Directors. This Agreement sets forth the terms and conditions regarding your employment with Cambium Learning Group, Inc. (the “Company”), which shall commence effective December 1, 2011.

1.	Salary

During your employment with the Company, you will be paid a base salary (“Base Salary”) of $15,384.61 bi-weekly ($400,000.00 if annualized), payable in accordance with the regular payroll practices of the Company. You acknowledge and understand that all calculations for annual bonus, merit pay, severance, company paid disability, 401(k) match and any other benefit or compensation plan or program sponsored or maintained by the Company or its affiliates will utilize your Base Salary.

2.	2012 Bonus

a) You will be able to participate in the Company’s 2012 Financial Bonus Plan; as such plan may be amended from time to time. Your target bonus opportunity for 2012 is 50% of Base Salary. Your minimum bonus for this year is 0% and maximum bonus is 150%, if performance targets are exceeded in accordance with the terms of the 2012 Financial Bonus Plan. In no event will you be entitled to earn an annual bonus in excess of 150% of target. You will separately be receiving a letter setting forth your performance goals for 2012 under the 2012 Financial Bonus Plan. You must be employed on the date such bonus payments are made to similarly situated executives in order to be eligible to receive your 2012 Financial Bonus. Payment under the terms of this bonus plan will be made no later than March 14, 2013.

b) In the event that the Company terminates your employment without Cause or you terminate employment for Good Reason, you will be entitled to a pro-rata portion of your annual bonus for the year in which your termination occurs, payable at the time that annual bonuses are paid to other senior executives, but no later than March 14 of the following year (determined by multiplying the amount you would have received based upon actual performance had your employment continued through the end of such year by a fraction, the numerator of which is the number of days during the year of termination that you are employed by the Company and the denominator of which is 365).

c) With respect to calendar years after 2012, if you remain employed by the Company, you will be eligible to participate in the Company’s then current annual bonus plan, in accordance with the terms of such plan.

d) You shall not be entitled to receive any bonus for the 2011 fiscal year.

3.	Benefits

During your employment with the Company, you will be entitled to participate in the employee retirement and welfare benefit plans and programs consistent with those of similarly situated executives.

4.	Stock Options

Subject to approval by the Board of Directors of the Company, you will be granted an option to purchase 500,000 shares of Company common stock pursuant to the Company’s 2009 Equity Incentive Plan at a strike price equal to the greater of (i) $4.50 per share, or (ii) the closing price of the Company’s stock as of the date of the grant of such option. This option will vest ratably on a daily basis over a four-year period, subject to your continued employment with the Company. This option grant will be made pursuant to a Non-Statutory Stock Option Grant Agreement in a form substantially similar to Attachment A and subject to the full execution of the Confidentiality Agreement described in Section 11 of this letter.

5.	Severance Benefits

If your employment is terminated by the Company without Cause (other than due to disability) or by you for Good Reason, you shall be entitled to (i) continuation of your Base Salary for twelve months, and (ii) continuation or health benefits at active employee rates for twelve months (or, if earlier, until you become eligible for coverage from a new employer), subject in each case to (x) your delivery of a full release of claims, (y) compliance with all post-termination restrictive covenants, and (z) your duty to mitigate by seeking other employment and offset by any compensation received from a new employer during such period. “Cause” shall mean: (i) any act of theft, fraud or misappropriation of funds or property of the Company or any of its subsidiaries, (ii) conviction of, or pleading of guilty to, a felony or any crime involving moral turpitude, or (iii) any willful misconduct or gross negligence by you that is materially injurious, directly or indirectly, in any respect to the Company or any of its subsidiaries. “Cause” shall not be deemed to exist under clause (iii) above unless the Company shall, to the extent such act or omission can be rescinded or cured, have given written notice to you specifying in reasonable detail your acts or omissions that the Company alleges would constitute “Cause” and you shall have failed to rescind any such act or cure any such omission within 10 days after delivery of the notice. The term “Good Reason” shall mean, without your consent: (i) a material reduction of your title, authority, duties or responsibilities with the Company;

(ii) a material reduction in your base compensation, (iii) the relocation of your office to a location more than 50 miles from Dallas, Texas. “Good Reason” shall not be deemed to exist unless you shall have given written notice to the Company within 90 days specifying in reasonable detail the Company’s acts or omissions that you allege constitutes “Good Reason” and the Company shall have failed to rescind any such act or cure any such omission within 30 days after delivery of the notice.

6.	Conditions to Receiving Severance Benefits

Benefits payable under this Agreement shall be in lieu of any other severance benefits that you may have otherwise been eligible to receive from the Company or its affiliates under the Company Separation Benefits Plan or otherwise. If you terminate employment in a manner entitling you to benefits under Section 5 above and your death occurs before full payment of such benefits, any amount remaining to be paid shall be paid to your surviving spouse, or, if none, to your estate. You must sign a release agreement in substantially the same form as attached as Attachment C to this Agreement to receive the benefits. The benefits under Section 5 of this Agreement will commence as soon as reasonably practicable after the termination of the revocation period provided in the release agreement.

7.	Company Right to Recover Payments Under this Agreement

You hereby agree that, if it is ever determined by the Company that any action, or inaction by you constituted grounds for termination for Cause, then the Company may recover all of any award or payment made to you pursuant to this Agreement, and you agree to repay and return any such award or payment to the Company. The Company may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from you; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to you, or (iii) any combination of (i) and (ii) above.

8.	At-Will Employment

This Agreement does not change the at-will nature of your employment relationship with the Company.

9.	Withholding

The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.	Indemnification

The Company shall indemnify you to the same extent that its officers, directors and employees are entitled to indemnification as of the date hereof pursuant to the Company’s Articles of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company.

11.	Confidentiality, Non-Compete Agreement

As a condition to being offered this position, and as additional consideration for the stock options granted to you as described in Section 4, you hereby agree to execute the Confidentiality Agreement in a form substantially similar to the form attached hereto as Attachment B.

12.	Acknowledgment

You acknowledge that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney of your own choosing. You further acknowledge that you have carefully read this Agreement, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

13.	Governing Law

This Agreement is governed by the laws of the State of Texas (excluding conflicts of laws).

14.	Entire Agreement: Modification

This Agreement and the standard on-boarding documents provided by the Company to all employees contain the entire agreement between you and the Company concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters. Any modification of this Agreement will only be effective if done in writing and signed by you and the Chief Executive Officer of the Company.

[Remainder of the page left blank]

If for any reason any provision of this Agreement shall be held invalid, that invalidity will not affect the remainder of this Agreement.

Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Best regards,

CAMBIUM LEARNING GROUP, INC.

/s/ Ron Klausner

Ron Klausner

Chief Executive Officer

Accepted and agreed to:

/s/ Vernon Johnson
Vernon Johnson

Date: 11/20/2011

ATTACHMENT A

NON-STATUTORY STOCK OPTION GRANT AGREEMENT

pursuant to the

CAMBIUM LEARNING GROUP, INC. 2009 EQUITY INCENTIVE PLAN

(formerly the Cambium-Voyager Holdings, Inc. 2009 Equity Incentive Plan)

This NON-STATUTORY STOCK OPTION GRANT AGREEMENT (this “Agreement”) is made and entered into by and between Cambium Learning Group, Inc. (formerly known as Cambium-Voyager Holdings, Inc.), a Delaware corporation (the “Company”), and the following individual named below (the “Optionee”). Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Cambium Learning Group, Inc. 2009 Equity Incentive Plan (the “Plan”). The Optionee agrees to be bound by the terms and conditions of the Plan, which are incorporated herein by reference and which control in case of any conflict with this Agreement, except as otherwise specifically provided in the Plan. Notwithstanding any provision of this Agreement to the contrary, in the event that the Optionee and the Company are parties to a separate employment agreement (as the same may be amended from time to time, the “Employment Agreement”) that provides terms, conditions or provisions that are applicable to the award granted hereunder, such terms, conditions or provisions set forth in such Employment Agreement shall supersede any contrary terms, conditions or provisions of this Agreement.

Optionee: Vernon Johnson	Date of Grant: December 1, 2011

Option Expiration Date: December 1, 2021	Number of Shares of Common Stock: 500,000

Address: [ADDRESS]

The Optionee is hereby granted an option (the “Option”), pursuant to and in accordance with the Plan, to purchase shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), upon the terms, conditions and provisions set forth below, and subject in all respects to the terms, conditions and provisions of the Plan:

1. DATE OF GRANT. The Option is granted as of December 1, 2011 (the “Grant Date”).

2. TYPE(S) OF OPTION. The Option shall be treated for all purposes as a Non-Statutory (or Non-Qualified) Stock Option (“NSO”) under the Internal Revenue Code (the “Code”). The Option is not intended to qualify as an “Incentive Stock Option” within the provisions of Section 422 of the Code.

3. TOTAL NUMBER OF SHARES OF COMMON STOCK COVERED BY OPTION. The total number of shares of Common Stock subject to the Option is 500,000.

4. PER-SHARE EXERCISE PRICE OF OPTION. The per-share exercise price of the Option shall equal $4.50 per share (the “Exercise Price”).

5. EXPIRATION DATE. The Option shall expire on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), subject to earlier termination as provided in this Agreement and the Plan.

6. VESTING SCHEDULE. Except as otherwise provided in this Agreement, Options vest in equal increments daily over four years (1/1461 per day) beginning December 2, 2011.

7. EXERCISE OF OPTION FOLLOWING TERMINATION OF EMPLOYMENT. If the Optionee is terminated without Cause, the Option shall vest as of the date of termination as to that number of shares of Common Stock that would have vested on the next Annual Vesting Date immediately following the date of termination multiplied by a fraction, (i) the numerator of which is the number of days the Optionee was employed since the immediately preceding Annual Vesting Date and (ii) the denominator of which is 365. If the Optionee’s employment with the Company terminates for any reason other than for Cause, death or Disability, the Option, to the extent vested as of the date of such termination of employment, may be exercised for a period of ninety (90) days following such termination of employment (but in no event later than the Expiration Date). If the Optionee’s employment with the Company terminates for Cause (as determined by the Administrator in accordance with the Plan), the Optionee shall have no right to exercise the Option, whether or not then vested, at any time on or after the effective date of such termination. If the Optionee’s employment with the Company terminates by reason of death or Disability, the Option, to the extent vested as of such termination of employment, may be exercised for a period of twelve (12) months following such termination of employment (but in no event later than the Expiration Date). Notwithstanding anything herein to the contrary, the Board of Directors of the Company may (but shall not be required to) cause the Option to become fully vested and exercisable upon the occurrence of a Change in Control (as defined in the Plan).

8. METHOD OF EXERCISE. This Option is exercisable by delivery of an exercise notice in the form attached hereto as Exhibit A (the “Exercise Notice”), which shall state the election to exercise the Option, the number of shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of this Agreement and the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Administrator. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price for the Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of the fully executed Exercise Notice accompanied by the aggregate Exercise Price. Notwithstanding the foregoing, no Exercised Shares shall be issued unless such exercise and issuance complies with the requirements relating to the administration of stock option plans and other applicable equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where stock grants or other applicable equity grants are made under the Plan, assuming such compliance, for income tax purposes, the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.

9. METHOD OF PAYMENT. The aggregate Exercise Price for the Option shall be payable by the Optionee, at the time the Option is exercised, by any of the following methods (or a combination thereof): (i) in cash; (ii) by check; (iii) by delivering shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; (iv) pursuant to a “cashless exercise” program implemented by the Company in connection with the Plan, including any net-settlement or broker-assisted cashless exercise program; or (v) such other form of consideration as the Administrator shall determine in its discretion, provided that such form of consideration is permitted by the Plan and by applicable laws. No Exercised Shares shall be issued pursuant to exercise of the Option until full payment has been made for such shares. In addition, upon exercise of the Option by the Optionee and prior to the delivery of such Exercised Shares, the Company shall have the right to require the Optionee to remit to the Company cash in an amount sufficient to satisfy applicable Federal and state tax withholding requirements. The Company shall have the right to require the Optionee to pay, or make other arrangements satisfactory to the Company to satisfy, all tax withholding obligations in connection with the Optionee’s exercise of the Option.

10. TAX MATTERS. Some of the Federal income tax consequences relating to the grant and exercise of the Option, as of the date of the Option, are set forth below. THE FOLLOWING DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES IS NECESSARILY INCOMPLETE (AS THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE), AND ASSUMES THAT THE EXERCISE PRICE OF THE OPTION IS NO LESS THAN THE FAIR MARKET VALUE OF THE COMMON STOCK

UNDERLYING THE OPTION AT THE DATE OF GRANT. MOREOVER, THIS SUMMARY ONLY ADDRESSES THE FEDERAL INCOME TAX CONSEQUENCES UNDER THE LAWS OF THE UNITED STATES, AND DOES NOT ADDRESS WHETHER AND HOW THE TAX LAWS OF ANY OTHER JURISDICTION MAY APPLY TO THE OPTION OR TO THE OPTIONEE. ACCORDINGLY, THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF ANY EXERCISED SHARES.

(i) Grant of the Option. The grant of an employee stock option generally will not result in the imposition of a tax under the federal income tax laws.

(ii) Exercising the Option. The Optionee may incur regular federal income tax liability upon exercise of an NSO (such as the Option). The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an employee or a former employee, the Company will be required to withhold from the Optionee’s compensation or collect from the Optionee and pay to the applicable taxing authorities an amount in cash equal to a specified percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Exercised Shares if such withholding amounts are not delivered by the Optionee at the time of exercise.

(iii) Disposition of Shares. If the Optionee holds shares acquired through the exercise of an NSO for more than one year, any gain realized on disposition of such shares will be treated as long-term capital gain for federal income tax purposes.

11. NON-TRANSFERABILITY OF OPTION. Unless otherwise consented to in advance in writing by the Administrator, the Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and permitted assigns of the Optionee.

12. SECURITIES MATTERS. All Exercised Shares shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law. As a condition precedent to the Optionee’s acquisition of Exercised Shares, the Company may require that the Optionee submit a letter to the Company stating that such Shares are being acquired for investment and not with a view to the distribution thereof. The Company shall not be obligated to sell or issue any Exercised Shares pursuant to this Agreement unless, on the date of sale and issuance thereof, such Exercised Shares are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or are exempt from registration thereunder. Any such Exercised Shares acquired by the Optionee may bear a restrictive legend summarizing any restrictions on transferability applicable thereto, including those imposed by Federal and state securities laws. The Company has the right to delay the exercise of the Option if listing, registration or qualification of the Common Stock under any federal or state securities law or stock exchange or similar rule is required and has not been obtained.

13. OTHER PLANS. No amounts of income received by the Optionee pursuant to this Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its subsidiaries, unless otherwise provided pursuant to the terms of such plan.

14. NO GUARANTEE OF CONTINUED SERVICE. THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES SUBJECT TO THE OPTION PURSUANT TO THE VESTING SCHEDULE SET FORTH HEREIN IS EARNED ONLY BY CONTINUING EMPLOYMENT WITH THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS GRANT AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

15. ENTIRE AGREEMENT; AMENDMENT OR MODIFICATION. The Plan is incorporated herein by reference. This Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. The Plan, this Agreement and the Employment Agreement (if applicable) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof. By signing this Agreement, you acknowledge receipt of a copy of the Plan. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and the Optionee.

16. GOVERNING LAW. This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by Federal law.

17. CONFIDENTIALITY AGREEMENT. Notwithstanding anything herein to the contrary, this Agreement and the effectiveness hereof shall be conditioned upon the Optionee’s execution and delivery to the Company of the confidentiality agreement to be provided to the Optionee by the Company.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Option is granted under and governed by the terms and conditions of, and that all rights and liabilities in connection with the Option are set forth in, the Plan and this Agreement. The Optionee has reviewed each of the Plan and this Agreement in its entirety, has had an opportunity to obtain the advice of counsel and tax and financial advisors prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement. The Optionee further agrees to notify the Company upon any change in the Optionee’s residence address provided herein.

OPTIONEE	CAMBIUM LEARNING GROUP, INC.

By:
Signature: Vernon Johnson	Ron Klausner, CEO

Date:	Date: December 1, 2011

EXHIBIT A

CAMBIUM LEARNING GROUP, INC. 2009 EQUITY INCENTIVE PLAN

OPTION EXERCISE NOTICE

Cambium Learning Group, Inc.

17855 N. Dallas Parkway, Suite 400

Dallas, Texas 75287

Attention: Corporate Secretary

1. Exercise of Option. Effective as of today, ________________, 20__, the undersigned (the “Optionee”) hereby elects to exercise the option (the “Option”) granted to the Optionee to purchase ______________ shares (the “Shares”) of common stock, par value $0.001 per share, of Cambium Learning Group, Inc. (the “Company”) under and pursuant to the Cambium Learning Group, Inc. 2009 Equity Incentive Plan (the “Plan”) and the Stock Option Grant Agreement between the Company and the Optionee dated December 1, 2011 (the “Option Agreement”). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Option Agreement. The aggregate Exercise Price for the Shares shall be $________ (for those Shares with an Exercise Price of $4.50 per Share), as required under the Option Agreement.

2. Delivery of Payment. Payment of the full aggregate Exercise Price is being made by the Optionee through the following method (PLEASE CHECK THE APPROPRIATE BOX):

☐	Payment in cash.

☐	Payment by check.

☐	Payment through the delivery to the Company of shares of Common Stock.

☐	Payment through a net-settlement or broker-assisted cashless exercise program.

Please provide broker contact information below:

☐	Payment through another means that has been previously approved by the Administrator.

Please describe below:

3. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares covered by the exercise of the Option, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance.

4. Tax Consultation. The Optionee understands that the Optionee may suffer adverse tax consequences as a result of the Optionee’s purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with any tax consultants that the Optionee deems advisable in connection with the purchase or disposition of the Shares and that the Optionee has not received from the Company, and is not relying on the Company for, any tax advice.

5. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Option Exercise Notice, the Plan, the Option Agreement and the Employment Agreement (if applicable) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by Federal law.

Submitted by:	Accepted by:

OPTIONEE	CAMBIUM LEARNING GROUP, INC.

By:
Signature: Vernon Johnson

Print Name and Title

Date:	Date:

ATTACHMENT B

Cambium Learning Group, Inc. (“Cambium”)

Confidentiality Agreement

This agreement creates and affects important legal rights and obligations for you and for CAMBIUM. Please read it carefully and be certain that you understand it before signing. If you believe that you would like to discuss this agreement with an attorney before signing, Cambium encourages you to do so.

This CONFIDENTIALITY AGREEMENT (the “Agreement”) is entered into effective as of December 1, 2010 between Vernon Johnson (“Employee”) and Cambium Learning Group, Inc., a Delaware corporation (collectively with its subsidiaries, the “Company”). For purposes of this Agreement, references to the Company also include any parent, subsidiary, division or affiliate of the Company.

In consideration of the mutual covenants and agreements of the parties contained herein, the parties hereby agree as follows:

Article 1. Application of Agreement

This Agreement shall apply regardless of whether there are any changes in Employee’s duties, title, location of employment, or assignment location, and regardless of whether Employee has moved to a different subsidiary or affiliate of the Company.

Article 2. Specialized Training

In consideration of this Agreement, the Company agrees to provide to Employee specialized training and knowledge that is proprietary to the Company and is necessary to the performance of Employee’s job duties with the Company, which specialized training and knowledge is not otherwise known by Employee, the knowledge of which would provide a competitor with an unfair advantage over the Company. This specialized training will include the provision of certain Confidential Information (as defined below) to Employee, including instruction in the Company’s proprietary learning programs, curricula development and teacher training, as well as exposure to the Company’s business methods and operations.

Article 3. Confidential Information

(a) In consideration of this Agreement, during the course of Employee’s employment with the Company, the Company agrees to provide to Employee, and Employee will have access to, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information of or regarding the Company, in any form, which is not known outside of the Company or which the Company compiled or collected at its significant expense and effort or that of its representatives or agents. Such Confidential Information includes, but is not limited to, trade secrets, proprietary information, confidential business information, or any other information, know how, designs, specifications, techniques, methods, concepts, inventions, developments, discoveries, improvements, knowledge, or data of the Company or any affiliate, or of any vendor, supplier or customer of the Company, such as information relating to research, product development or design, manufacturing or manufacturing processes, maintenance or repair processes, purchasing, product or material costs, sales or sales strategies or prospects, pricing or pricing strategies, advertising or promotional programs, product information, or mailing or customer lists, finances (including prices, costs, and revenues), and other business arrangements, plans, procedures and strategies, methods of operation, prospective and existing contracts, customer lists, including, but not limited to, (i) vendor, supplier, and customer contracts or proposals, pricing, renewal dates or other particular details of such contracts or proposals; (ii) information received in confidence by the Company from third parties; (iii) the manner in which the Company determines particular pricing or tailors particular products or services to the needs of its customers; (iv) the Company’s particular business methods, including marketing strategies and development of new products, curricula, services and training programs; (v) the Company’s personnel data and related information, except for information relating solely to Employee; (vi) the Company’s designs, programs, methods, procedures, systems and software, including those developed jointly or in affiliation with third parties; (vii) the Company’s future designs, programs, methods, procedures, systems and software; (viii) financial information, business plans or other projections of the Company and its customers and vendors; (ix) any other information of the Company which the Company informs Employee is to be kept confidential.

(b) Confidential Information shall not include information that, now or in the future, is available to the general public (other than through improper or unlawful disclosure by Employee) or information rightfully acquired from a third party having no duty of confidentiality to the Company.

Article 4. Non-Disclosure of Confidential Information

Except as authorized or directed by the Company, Employee shall not, at any time during or subsequent to Employee’s employment, directly or indirectly publish or disclose any Confidential Information of the Company that has come into Employee’s possession in the course of Employee’s employment with the Company and Employee shall not use any such Confidential Information for Employee’s own personal use or advantage or the use or advantage of any person or entity other than the Company, or make it available to others for use.

Article 5. Return of Company Property

Upon expiration or termination of Employee’s employment for any reason, Employee agrees to deliver and return to the Company all Company Confidential Information and any other property or materials owned by or belonging to the Company, or that contain the Company’s proprietary materials or information, that are in Employee’s possession or control, including, but not limited to, manuals, photographs, reports, customer and supplier lists, plans, costs of materials, software, equipment (including, but not limited to, computers and computer-related items, including all computer software and all computer system or software passwords, access codes, authorization codes, or similar information, personal digital assistants (PDAs), telephones or telephone equipment and similar devices, and all other materials or other things in Employee’s possession, custody, or control which are the property of the Company including, but not limited to, Company identification, keys, and the like, wherever such items may have been located, as well as all copies (in whatever form thereof) of all materials relating to his or her employment, or obtained or created in the course of his or her employment, with the Company.

Article 6. Unfair Competition

6.1 In consideration of this Agreement, as a further material inducement to the Company to employ Employee hereunder, and in consideration of Employee’s access to the Company’s Confidential Information, specialized training and knowledge, customers and use of the name and goodwill of the Company, any or all of which Employee would not otherwise have access to, and any or all of which, if misused, would provide a competitor with an unfair advantage over the Company, Employee shall not, during the period in which Employee is employed by the Company, and for a period of twelve (12) months thereafter, directly or indirectly, whether or not for compensation, whether or not as an employee: (a) solicit business or engage in any services or business relating to the products or services of, or competitive with those of, the Company from any of the Company’s customers or clients; or (b) solicit business or engage in any services or business relating to the products or services of, or competitive with those of, the Company from any of the Company’s prospective customers or clients from whom Employee solicited business while employed by the Company.

6.2 In consideration of this Agreement, as a further material inducement to the Company to employ Employee hereunder, and in consideration of Employee’s access to the Company’s Confidential Information, specialized training and knowledge, customers and use of the name and goodwill of the Company, any or all of which Employee would not otherwise have access to, and any or all of which, if misused, would provide a competitor with an unfair advantage over the Company, Employee shall not, during the period in which Employee is employed by the Company and for a period of twelve (12) months thereafter, directly or indirectly, whether or not for compensation, and whether or not as an employee, be engaged in or have any financial interest in any business competing with the business of the Company (or with any business of any affiliate for which Employee performed services hereunder) within any state, region or locality in which the Company or such affiliate is then doing business or marketing its products, as the business of the Company or such affiliates may then be constituted.

6.3 For purposes of this Agreement, Employee shall be deemed to be engaged in or to have a financial interest in a business if Employee is an employee, officer, director, consultant, independent contractor, proprietor, or partner of any person, partnership, corporation, trust or other entity which is engaged in such business, or if Employee directly or indirectly performs services for such entity or if Employee or any member of Employee’s immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing shall not prohibit Employee or a member of Employee’s immediate family from owning, for the purpose of passive investment, less than two percent (2%) of any class of securities of any publicly held corporation.

6.4 Employee will not, during Employee’s employment with the Company and for twelve (12) months thereafter, for or on behalf of any individual or entity, directly or indirectly: (a) hire, employ or seek to employ any person who is then employed by the Company; or (b) induce or attempt to influence any employee of the Company to terminate his or her employment or association with the Company.

6.5 Employee agrees and acknowledges that, by virtue of Employee’s employment and position with the Company, Employee shall have access to and maintain an intimate knowledge of the Company’s activities and affairs, including trade secrets, Confidential Information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique and extraordinary services that Employee is capable of performing for the Company or one of its competitors, Employee acknowledges that the services to be rendered by Employee pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Consequently, Employee agrees that any breach or threatened breach by Employee of Employee’s obligations under this Article 6, or of Articles 4, 5 and 7 of this Agreement, would cause irreparable injury to the Company, and that the Company shall be entitled to (i) preliminary and permanent injunctions enjoining Employee from violating such provisions, and (ii) money damages in the amount of fees, compensation, benefits, profits or other remuneration earned by Employee or any competitor as a result of any such breach, together with interest, and costs and attorneys’ fees expended to collect such damages or secure such injunctions. Nothing in this Agreement, however, shall be construed to prohibit the Company from pursuing any other remedy, the Company and Employee having agreed that all such remedies shall be cumulative.

6.6 Employee acknowledges that the limitations set forth in this Article 6 and in Articles 4, 5 and 7 of this Agreement shall not prevent Employee from earning a livelihood after Employee leaves the Company’s employ, but merely prevent unfair competition against the Company for a limited period of time.

6.7 If Employee violates the terms of Article 6 hereof, the time period for which Employee is to be restricted shall be suspended during the time that Employee violates the terms hereof and the remaining period of time for which the restriction applies shall thereafter recommence on the date that Employee ceases to violate the terms hereof.

Article 7. Inventions/Intellectual Property

All inventions, discoveries and improvements that relate to the business of the Company which Employee conceives, develops or reduces to practice during his or her employment with the Company (collectively, “Work Product”) are the sole property of the Company. Employee will inform the Company of all Work Product and will assign all right, title and interest to the Work Product to the Company. Employee will assign to the Company all interest in any patents, patent applications or other intellectual property rights related to such Work Product, and will assist the Company in obtaining, maintaining and prosecuting such patents, patent applications and intellectual property rights. If, for any reason, any Work Product does not qualify as work made for hire, Employee will assign, and does hereby assign, to the Company all such Work Product (including, but not limited to, all patent rights, copyrights and rights of authorship therein), free and clear of any liens, claims or encumbrances. Employee will assist (at no personal financial expense) the Company in every way necessary to obtain or enforce any patents, copyrights or any proprietary rights relating to the Work Product and to execute all documents necessary to give to the Company full legal ownership to such Work Product, and Employee agrees to continue this assistance after the term of this Agreement. Employee has identified, in writing, all inventions which he or she has made, conceived or wrote, in whole or in part, and which relate to the actual or anticipated business or research or development at the Company, if any. Employee represents that he or she is not a party to any agreement which would limit his ability to assign inventions as provided for in this Article 7.

Article 8. Miscellaneous Provisions

8.1 Employee Warranty.

Employee represents and warrants to the Company that Employee is not subject to any agreement, order, judgment or decree or any kind which would prevent Employee from entering into this Agreement or performing the services that Employee was hired to perform for the Company. Company disclaims any interest in any confidential information of any person or entity other than the Company and instructs Employee not to disclose such confidential information.

8.2 Employee Status.

Employee acknowledges and agrees that he or she is an employee-at-will and that none of the covenants in this Agreement is intended to create a contract of employment.

8.3 Interpretation and Severability.

In the event that any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. Without limitation, if any court of competent jurisdiction shall hold any of the restrictions set forth in Article 4 through Article 7 to be unreasonable as to time, geographical area, or otherwise, it is the intention and desire of the parties that such court revise said restrictions, and that said restrictions will be deemed reduced to the extent necessary in the opinion of such court to make their application reasonable and enforceable. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be void, the remaining provisions of this Agreement will nevertheless be binding upon the Company and Employee with the same effect as though the void provision or portion thereof had been severed and deleted.

8.4 Modification.

No provision of this Agreement may be modified, waived or discharged by the parties unless such modification, waiver or discharge is agreed to in writing, and signed by Employee and by an authorized officer of the Company, or by the parties’ respective authorized legal representatives or successors.

8.5 Obligations.

Employee acknowledges that his obligations under this Agreement are in addition to any and all obligations concerning the same subject matter arising under applicable law including, without limitation, common law relating to fiduciary duties and common law and statutory law relating to trade secrets.

8.6 Acknowledgement.

Employee acknowledges that he has had the opportunity to read and review this Agreement and that Employee understands all of the terms of this Agreement and its importance. Employee further acknowledges that the Company would not employ or disclose Confidential Information to Employee without this Agreement and the promises and covenants concerning nondisclosure, non-solicitation and return of property contained herein. Employee acknowledges that the Company encourages Employee to consider consulting with an attorney prior to execution of this Agreement by Employee.

8.7 Successors.

This Agreement shall inure to the benefit of the Company, its subsidiaries, affiliates, successors, assigns or nominees (including, without limitation, any person or entity that acquires or succeeds to the business of the Company through merger or through the purchase of all or substantially all of the Company’s assets). Employee agrees to execute any and all documents reasonably necessary to assign and/or transfer the Company’s rights under this Agreement to such subsidiaries, affiliates, successors, assigns or nominees.

8.8 Jurisdiction and Venue.

Employee understands that the Company’s principal offices are located in Dallas, Texas, and Employee agrees that the Company shall have the right to institute judicial proceedings in a court of competent jurisdiction in the State of Texas or in the district or county in which the Company’s principal offices are located. The parties therefore agree that the appropriate venue for any claim arising out of or related to this Agreement is any federal or state court of competent jurisdiction in Dallas County, Texas, or in the district or county in which the Company’s principal offices are located. Employee hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

8.9 Entire Agreement.

This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof, and it supersedes any and all prior agreements, understandings, whether oral or written, relating the subject matter hereof.

8.10 Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, without application of its conflict or choice of law provisions.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement.

CAMBIUM LEARNING GROUP, INC.

Ronald Klausner
Chief Executive Officer

EMPLOYEE

Name: Vernon Johnson	Date

Attachment C

AGREEMENT AND GENERAL RELEASE

The Company, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Vernon Johnson (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer is [DATE]. In addition, effective as of [DATE], Executive resigns from the Executive’s position as [TITLE] of Employer and will not be eligible for any benefits or compensation after [DATE], other than as specifically provided in the employment letter between Employer and Executive dated November ___, 2011 (the “Employment Letter”) and Executive’s right to indemnification and directors and officers liability insurance. Executive further acknowledges and agrees that, after [DATE], the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of [DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with the Employment Letter.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the General Counsel for the Company, or his/her designee, or mailed to Employer, 17855 N. Dallas Parkway, Suite 400, Dallas, TX 75287, Attn: Senior Vice President and General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Michigan then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Texas;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to [DATE] with regard to Executive’s service as an officer and director of Employer; (ii) Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (iii) Employee’s rights under the provisions of the Employment Letter which are intended to survive termination of employment; or (iv) Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Employment Letter. Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and any home communication and security equipment as well as Executive’s rolodex and other address books.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. Nonadmission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Letter which are intended to survive termination of the Employment Letter shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind not contained herein or in the Employment Letter made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO SEVEN (7) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL SEVEN (7) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE RETENTION AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

EXECUTIVE	CAMBIUM LEARNING GROUP, INC.

By:
Vernon Johnson

Name:

Title: